EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of October 5, 2007 between Digital Music Group, Inc., a Delaware corporation (“DMGI”), and Greg Scholl, a resident of New York (the “Executive”), but this Agreement shall only became effective, and is contingent upon, the consummation of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated the date hereof, among Orchard Enterprises, Inc., a New York corporation (“Orchard”), DMGI and DMGI New York Inc., a wholly-owned subsidiary of DMGI (the “Effective Date”).

Introduction

On July 10, 2007, the Executive and DMGI entered into that certain Employment Agreement (the “Old Agreement”) pursuant to which the Executive was to become the President and Chief Executive Officer of DMGI subject to and upon the completion of the Merger. The parties now wish to modify certain of the terms of the Old Agreement and amend and restate the Old Agreement in its entirety in accordance with the terms of this Agreement.

Agreement

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position and Duties. During the term of this Agreement, DMGI will employ Executive, and Executive will serve DMGI as its President and Chief Executive Officer. As such, Executive shall have such responsibilities, duties and authority as reasonably accorded to and expected of a President and Chief Executive Officer. The responsibilities, duties and authority of Executive will include, among other things, managing and growing the business of DMGI and its subsidiaries and managing and directing all aspects of the business customary for a Chief Executive Officer. In addition, Executive shall be appointed to the Board of Directors of DMGI at the Effective Date and will serve as a Director of DMGI, consistent with the terms and conditions of all Directors, and shall have such responsibilities, duties and authority as reasonably accorded to and expected of such. Subject to the terms of Sections 7.5 and 8.4 hereof, additional or different duties, titles or positions may from time to time be assigned to or taken from Executive by the Board of Directors of DMGI; provided, however, that any such changes are consistent and compatible with Executive’s position as President & Chief Executive Officer of DMGI. Executive will report directly to the Chairman of the Executive Committee of the Board of Directors, the Board of Directors or its designee committee(s).

2. Performance of Duties. Executive will be based at and perform his duties under this Agreement primarily at the New York, NY offices of DMGI. Executive hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound. Executive hereby further represents and warrants that he has provided DMGI with copies of any employment, confidentiality, non-competition or non-solicitation agreements currently binding upon him.

3. Exclusive Service. Executive shall devote his full time and efforts (from a business perspective) exclusively to this employment and apply all his skills, effort and experience to the performance of his duties and advancing DMGI’s interests. Executive shall not be engaged in any other business activity pursued for salary, fees, profit, gain or other pecuniary advantage if such activity interferes with Executive’s duties and responsibilities hereunder. Executive will not engage in any professional consulting activity nor serve on any corporate boards except with the prior written approval of DMGI’s Board of Directors, and Executive will otherwise refrain from engaging in any activities inconsistent or in conflict with the performance of his duties hereunder. However, the foregoing limitations shall not be construed as prohibiting Executive from making personal investments in a passive form or manner that will not require his services in the operation or affairs of the companies or enterprises in which such investments are made or from engaging in charitable, civic or community activities that do not interfere with his duties to DMGI.

4. Compliance with Policies. DMGI has established policies, procedures and practices, and Executive will comply with and be bound by all such policies, procedures and practices from time to time in effect during Executive’s employment to the extent DMGI has informed Executive thereof. Executive will be employed in a position of leadership within DMGI and will be expected to faithfully adhere to, execute and fulfill all corporate policies established by DMGI, now and in the future, in addition to establishing systems for monitoring compliance with such policies by other officers, employees and directors, particularly DMGI’s Code of Business Conduct.

5. Confidential or Proprietary Information and Inventions.

5.1 Company Information. Executive agrees at all times during the term of his employment and thereafter, to hold in strictest confidence and not to use, except for the benefit of DMGI, or to disclose to any person, firm or corporation (except within the scope of his employment) without written authorization of the Chairman of the Board of Directors of DMGI, any Confidential Information of DMGI. Executive understands that “Confidential Information” means any DMGI financial or operating information, contents of music libraries, data bases, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products and processes, services, customer lists, channel partner lists, target acquisition lists and customers, channel partners and target acquisitions (including, but not limited to, customers, channel partners and target acquisitions of DMGI on whom Executive called or with whom Executive became acquainted during the term of his employment), market data, software, inventions, music processing techniques, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial reports or other business information disclosed to Executive by DMGI or prepared by Executive during his employment by DMGI, either directly or indirectly, in writing, orally, by drawings, or by observation of documents, technology or equipment. DMGI and Executive acknowledge that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved.

5.2 Third Party Information. Executive recognizes that DMGI has received and in the future will receive from third parties (including, but not limited to, vendors, customers, channel partners and acquisition targets) their confidential or proprietary information subject to a duty on DMGI’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for DMGI consistent with DMGI’s agreement with such third party.

5.3 No Prior Inventions. Executive represents that, as of the Effective Date of this Agreement, other than musical composition and sound recording copyrights, he has no inventions, original works of authorship, developments, improvements or trade secrets which were made by him prior to his employment with DMGI, which relate to DMGI’s business, operations, digitization processes, music library or research and development.

5.4 Future Inventions. DMGI shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort) to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in the whole or in part, by Executive during the term of his employment with DMGI to and only to the fullest extent allowed by applicable law; provided, however, the foregoing shall only apply to any of the foregoing that are directly related to the business of DMGI (collectively referred to herein as “ Inventions “). Executive agrees that he will promptly make full written disclosure to DMGI, will hold in trust for the sole right and benefit of DMGI, and hereby assign to DMGI or its designee, all his right, title, and interest in and to any and all Inventions. To the extent allowed by law, this section includes all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” or the like. To the extent Executive retains any such moral rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such moral rights by or authorized by DMGI and agrees not to assert any moral rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as requested by DMGI.

5.5 Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his employment with DMGI. The records will be in the form of notes, sketches, drawings and any other format that may be specified by DMGI. The records will be available to and remain the sole property of DMGI at all times.

5.6 Patent and Copyright Registrations. Executive agrees to assist DMGI, or its designee, at DMGI’s expense, in every proper way to secure DMGI’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to DMGI of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which DMGI shall reasonably deem necessary in order to apply for and obtain such rights and in order to assign and convey to DMGI, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If DMGI is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to DMGI as above, then Executive hereby irrevocably designates and appoints DMGI and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the processing and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

6. Compensation and Benefits.

6.1 Base Salary. Beginning on the Effective Date, DMGI shall pay Executive a base salary of Two-hundred and fifty thousand dollars ($250,000) per year, adjusted as provided herein (the “Base Salary”), payable as earned in accordance with DMGI’s customary payroll practice. On at least an annual basis, the Compensation Committee of the Board of Directors will review Executive’s performance and make an increase to the then current Base Salary as it deems warranted by individual and corporate performance, market conditions and other factors. For 2008, such increase in Base Salary will not be less than 10% of such Base Salary. No reductions will be made to Executive’s Base Salary unless it is part of a company-wide expense reduction plan authorized by the Board of Directors of DMGI, applying ratably to the base salaries of all senior executives and to the fees earned by Directors; provided, however, that in no event may Executive’s Base Salary be reduced by more than fifteen percent (15%) at any one time or in the aggregate over any twenty-four (24) month period without his consent.

6.2 Additional Benefits. Executive will be eligible to participate in DMGI’s employee benefit plans of general application to DMGI’s senior executives in effect from time to time, as amended, including without limitation, those plans covering pension and profit sharing, executive perquisites, stock purchases, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Once Executive is eligible for health and dental insurance coverage hereunder, Executive’s spouse and dependents shall also be eligible for such coverage in accordance with the terms of DMGI’s policies and plans and the contracts with third party providers. In addition, beginning on the Effective Date, Executive will receive such other benefits, including vacation, holidays and sick leave, as DMGI generally provides to its senior executives.

6.3 Incentive Bonus Plan. For 2008 and all subsequent years during the Term, subject to the terms of DMGI’s management incentive bonus plan, as amended from time to time (the “Bonus Plan”), Executive will be eligible to earn cash bonuses on an annual basis up to his Base Salary, payable as determined under the Bonus Plan, but not until such time as the Compensation Committee of the Board of Directors of DMGI determines the targets, milestones, performance objectives and measurement criteria to be met each fiscal year and approves the payment of specific cash bonuses after the end of each fiscal year based upon the objective calculations and discretionary judgments as called for in the Bonus Plan. For 2007, Executive shall be entitled to receive a discretionary cash bonus in an amount and in accordance with the parameters set forth on Schedule A attached hereto.

6.4 Expenses. Executive shall prepare and submit timely expense reports and DMGI will reimburse Executive for all reasonable and necessary travel and other expenses incurred by Executive in connection with DMGI’s business, provided that such expenses are in accordance with DMGI’s applicable expense reporting and reimbursement policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

6.5 Vacation. Executive will be entitled to paid vacation as set forth in DMGI’s policies and/or employee manual (as they may be applicable to DMGI’s executive officers and key employees), as approved by the Board of Directors.

6.6 Equity Incentive Awards. At the Effective Date, Executive will receive options to purchase 100,000 shares of DMGI’s Common Stock (“Common Stock”) and 100,000 restricted shares of Common Stock, with such options and shares being granted and awarded pursuant to and under the terms and conditions of DMGI’s Amended and Restated 2005 Stock Plan (the “DMGI Stock Plan”). Such stock options and shares of restricted Common Stock shall vest quarterly in six (6) equal installments such that they will be fully vested eighteen (18) months from the Effective Date. The stock options will expire on the seventh anniversary of the Effective Date.

7. Term and Termination. This Agreement will commence on the Effective Date and will continue until the earlier of three (3) years after the Effective Date or when terminated pursuant to any one of the following:

7.1 Death. The death of Executive shall immediately terminate this Agreement.

7.2 Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder or unable to materially fulfill his full-time duties hereunder for three (3) consecutive months, then thirty (30) days after receiving written notice (which notice may occur on or after the end of such three (3) month period), DMGI may terminate Executive’s employment hereunder provided Executive is unable to resume his full-time duties at the conclusion of such notice period. Also, Executive may initiate termination of his employment under this Section 7.2 if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health, provided that Executive shall have furnished DMGI with a written statement from a qualified doctor to such effect and provided, further, that, at DMGI’s request made within ten (10) days from the date of receipt of such written statement, Executive shall submit on a timely basis to an examination by a qualified doctor selected by DMGI who is acceptable to Executive or Executive’s doctor (such acceptability will not be unreasonably withheld) and such doctor shall have concurred with the conclusion of Executive’s doctor.

7.3 For Cause. DMGI may terminate Executive’s employment under this Agreement for “cause,” which shall be defined herein as follows: (a) Executive’s material and irreparable breach of this Agreement; (b) Executive’s gross negligence or willful insubordination in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice from DMGI of the need to cure) of any of Executive’s assigned duties and responsibilities hereunder; (c) Executive’s willful dishonesty, fraud, misrepresentation or misconduct with respect to the business and affairs of DMGI which adversely affects the operations, reputation or business prospects of DMGI; (d) Executive’s willful, reckless or grossly negligent violation of a material provision of DMGI’s Code of Business Conduct or other written corporate policy; (e) Executive’s willful or reckless violation of any federal, state or local law or regulation applicable to DMGI’s business; (f) Executive’s conviction of any felony crime; (g) Executive entering a plea of nolo contendere to any crime involving any act of moral turpitude; or (h) chronic alcohol abuse or chronic illegal drug use by Executive (“ Termination for Cause”).

7.4 Without Cause. This Agreement may be terminated by DMGI thirty (30) days after the effective date of a written notice sent to Executive stating that DMGI is terminating his employment, without cause, which notice can be given by DMGI at any time after the Effective Date at DMGI’s sole discretion, for any reason or for no reason (“Termination Without Cause”); provided, however, that a Termination Without Cause must be approved by a majority of the members of the Board of Directors of DMGI.

7.5 For Good Reason. Executive may elect to terminate his employment with DMGI on the effective date of a written notice sent to DMGI from Executive stating that he is terminating employment for “good reason,” which shall be defined herein as follows: (a) Executive’s position with DMGI is changed in a manner which materially reduces his level of responsibility or materially changes the overall nature of his duties and responsibilities or Executive is demoted, in any case so as to no longer be serving as President and CEO of DMGI, and the continuance thereof for a period of ten (10) days after written notice from Executive that he is unwilling to accept such changes in duties or responsibilities; provided, however, that a reduction in position or responsibilities solely by virtue of DMGI being acquired and made part of a larger entity will not constitute “good reason” so long as Executive continues to serve as the senior-most executive of the operating unit that encompasses, operates or holds DMGI’s business activities; (b) Executive’s level of compensation (including Base Salary, fringe benefits and participation in non-discretionary bonus programs under which awards are payable pursuant to objective financial or performance standards) is reduced without his consent; provided, however, that a reduction of Executive’s compensation in accordance with Section 6.1 will not constitute “good reason”; (c) Executive is required to relocate his principal office of employment with DMGI outside of New York, NY without his consent; or (d) a breach by DMGI of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice by Executive of such breach (“Termination for Good Reason”).

7.6 Voluntary. This Agreement may be terminated by Executive on the effective date of a written notice sent to DMGI from Executive stating that Executive is electing to terminate his employment with DMGI without “good reason” as defined in Section 7.5 hereof (“ Voluntary Termination “).

8. Effect of Termination.

8.1 Termination as a Result of Death. In the event of any termination of this Agreement pursuant to Section 7.1 hereof, no severance compensation is due to Executive’s estate; provided, however, that DMGI will pay accrued but unpaid salary, accrued vacation and any other accrued but unpaid benefits and unreimbursed expenses through the last day of the month in which Executive’s death occurs.

8.2 Termination as a Result of Disability. In the event of any termination of this Agreement pursuant to Section 7.2 hereof, Executive shall receive from DMGI in a lump-sum payment due within ten (10) business days of the effective date of termination, the Base Salary at the rate then in effect for whatever time period is remaining under the term of this Agreement or for twelve (12) months, whichever amount is lesser. In the event of a disability termination pursuant to Section 7.2 hereof, Executive will not be eligible to receive any ongoing benefits subsequent to the effective date of termination, other than continued participation in any applicable DMGI disability plan, nor will there be any proration of any potential annual incentive bonus under Section 6.3 hereof for the fiscal year in which such termination occurs; provided, however, that DMGI will pay accrued but unpaid salary, accrued vacation and any other accrued but unpaid benefits and unreimbursed expenses through the last day of the month in which Executive’s termination occurs.

8.3 Termination for Cause or Voluntary Termination. In the event of any termination of this Agreement pursuant to Sections 7.3 or 7.6 hereof, DMGI shall pay Executive the compensation and benefits otherwise payable to Executive under Section 6 hereof through the date of termination, except that there will be no proration of any potential annual incentive bonus under Section 6.3 hereof for the fiscal year in which such termination occurs.

8.4 Termination Without Cause or for Good Reason. In the event of any termination of this Agreement pursuant to Sections 7.4 or 7.5 hereof:

(a) DMGI shall continue to pay Executive his Base Salary under Section 6.1 hereof at Executive’s then-current salary and maintain his benefits under Section 6.2 hereof (i) through the remaining term of this Agreement which ends on the third anniversary of the Effective Date, or (ii) for twelve (12) months, whichever period is longer. If such benefits contemplated under Section 6.2 hereof cannot be maintained under the provisions and eligibility of the specific plans (see Section 8.6 below), then DMGI shall pay during the post-termination period the cash equivalent of the cost of benefits under any such plan;

(b) DMGI will pay unreimbursed expenses and accrued vacation through the date of termination pursuant to Sections 6.4 and 6.5 of this Agreement;

(c) For the fiscal year of termination, DMGI shall pay the pro rata portion of the annual incentive bonus otherwise due to Executive pursuant to Section 6.3 hereof, such pro rata bonus amount to be determined at the sole discretion of the Compensation Committee of the Board of Directors based upon the targets, milestones, performance objectives and measurement criteria established for the fiscal year and DMGI’s and Executive’s, as the case may be, actual performance against such targets, milestones, performance objectives and measurement criteria; and

(d) The Restricted Stock Award Agreement and the Stock Option Agreement that Executive enters into with DMGI for the equity incentive awards set forth in Section 6.6 hereof will contain a provision that such awards shall become fully vested in the event of a termination of employment pursuant to Sections 7.4 or 7.5 hereof.

(e) In all cases, post-termination payments to Executive will be reduced for applicable withholding taxes and will be payable on DMGI’s normal payroll dates or bonus payment dates during the periods; provided, however, that if the total amount of the benefits available to Executive under this Section 8.4, either alone or together with other payments which Executive has the right to receive from DMGI, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “ Code “), then DMGI shall pay to Executive at the time of termination an additional amount such that the net amount retained by Executive, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the amount payable to the Executive under this Section 8.4 as originally determined prior to the deduction of the excise tax. In the event of any termination of this Agreement pursuant to Sections 7.4 or 7.5, Executive shall have no duty or obligation whatsoever to seek similar or substitute employment or otherwise mitigate his damages.

(f) If upon termination Executive is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) and the regulations promulgated thereunder, then the payments under Sections 8.4(a) and (c) will not begin sooner than the date that is six (6) months following the date of termination. In the event of a delay in payment provided under this Section 8.4(f), DMGI shall, on the first day of the seventh month following such termination, pay Executive in a lump sum all amounts that would have been paid under Section 8.4(a) and (c) through such date if such six-month delay had not occurred.

(g) Executive will only be deemed to have incurred a separation from service under Section 8.4(a) and (c) if it is reasonably anticipated that Executive will not provide significant services for DMGI or an affiliate following such termination (a “Separation from Service”). Whether a termination of employment is considered a Separation from Service will be determined in accordance with Internal Revenue Code Section 409A, and such determination will be based upon the facts and circumstances surrounding the termination of employment. While Executive is on military leave, sick leave, or another bona fide leave of absence, the employment relationship is treated as continuing intact if the period of leave does not exceed six months, or, if longer, so long as Executive has a guaranteed right to return to employment either by law or by contract.

8.5 Termination as a Result of Expiration of Agreement. If this Agreement is allowed to expire three (3) years from the Effective Date without being renewed or otherwise extended, then all the specific rights and obligations of the parties under this Agreement shall cease, including, without limitation, Executive’s obligations under Section 9, and Executive shall become an at-will employee of DMGI subject to its human resources and other corporate policies and its Employee Handbook in effect at such time.

8.6 Rights under DMGI’s Stock Plan and Benefit Plans. In the event of termination and the requirement for any benefits to be provided under this Section 8, except as otherwise expressly provided herein, Executive’s rights hereunder and under DMGI’s Stock Plan, which governs stock options and restricted stock awards, and all other benefit plans of general application, including DMGI’s employee health and dental insurance coverage, shall be subject to and determined in accordance with the provisions and eligibility of those plans, the related award agreements and the provisions of applicable law.

9. Covenant Not to Compete or Solicit.

9.1 During the term of this Agreement and for a period of time thereafter equal to the longer of (a) twelve (12) months or (b) the period of time during which the Executive continues to receive compensation or benefits pursuant to Section 8 hereof (the “Non-Competition Period”), Executive shall not, other than on behalf of DMGI or any entity owned by or directly affiliated with DMGI, directly or indirectly, without the prior written consent of DMGI: (i) engage in, anywhere in the United States or the world in which DMGI or any of its affiliates and subsidiaries are conducting business (the “Restricted Area”), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, or have any ownership interest in (except for ownership of two and one-half percent (2.5%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in, a Competing Business Purpose (as defined below); or (ii) approach, contact or solicit clients or customers of DMGI or any of its affiliates and subsidiaries, including content owners and channel outlets with which they have a relationship, in connection with a Competing Business Purpose. For purposes of this Agreement, “Competing Business Purpose” shall mean the acquisition of digital rights to Independently Owned Content (as defined below) (whether by purchase, license or through digital distribution arrangements), the processing of Independently Owned Content into digital format for placement in online music, mobile or video stores and other channel outlets, and the distribution of digital music and video content to online music, mobile or video stores and other channel outlets for purchase by consumers via electronic means such as transmissions, mobiletones and streaming. Notwithstanding anything to the contrary herein, a Competing Business Purpose shall not include the activities of any business unit or division of a major record label group (as of the date hereof, SonyBMG, Universal Music Group, Warner Music Group or EMI Recorded Music) or other entity, so long as the activities of such business unit or division are not related to the acquisition, processing or distribution of Independently Owned Content. For purposes hereof, “Independently Owned Content” means music content not owned or controlled by one of the four major record label groups and video content not owned or controlled by a major movie or television studio (as of the date hereof, Paramount Motion Pictures Group, Fox Filmed Entertainment, Sony Pictures Entertainment, NBC/Universal, Warner Brothers Entertainment, and Buena Vista Motion Pictures Group, together with the television production affiliates thereof).

9.2 During the Non-Competition Period, Executive shall not, directly or indirectly, either for himself or for any other person or entity, without the prior written consent of DMGI, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of DMGI or any of their affiliates or subsidiaries to terminate his or her employment with DMGI or such affiliate or subsidiary, for any purpose.

9.3 The covenants contained in Sections 9.1 and 9.2 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 9.1 and Section 9.2, respectively. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

9.4 All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against DMGI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by DMGI of such covenants. Because of the difficulty of measuring economic loss to DMGI as a result of any breach of the covenants in this Section 9, and because of the immediate and potentially irreparable damage that could be caused to DMGI for which it would have no other adequate remedy, Executive agrees that these covenants may be enforced by DMGI in the event of a breach by him, by injunctions and/or restraining orders. It is further agreed by the parties that the covenants in this Section 9 impose a reasonable restraint on Executive in light of the activities and business of Orchard and DMGI on the date of execution of this Agreement and the current plans of Orchard and DMGI, including the Merger. Executive acknowledges that (i) the goodwill associated with the existing business, customers and assets of Orchard and DMGI prior to the Merger is an integral component of the value of the Merger to the respective companies, and (ii) Executive’s agreement as set forth herein is necessary to preserve the value of the Orchard and DMGI following the Merger. Executive also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) Orchard and DMGI are engaged in a highly competitive industry, (B) Executive has unique access to, and will continue to have access to, the trade secrets and know-how of Orchard and DMGI, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of Orchard and DMGI, and (C) in the event Executive’s employment with DMGI terminated, Executive should be able to obtain suitable and satisfactory employment without violation of this Agreement.

10. Return of DMGI Property. All records, documents, designs, patents, business plans, financial information, manuals, correspondence, memoranda, data bases, lists and other property delivered to or compiled by Executive by or on behalf of DMGI or its representatives, vendors, customers, channel partners and acquisition targets which pertain to the business of DMGI shall be and remain the property of DMGI and be subject at all times to its discretion and control. Upon termination of Executive’s employment for any reason, all such material which has been collected or accumulated by Executive shall be delivered promptly to DMGI without request by it.

11. Miscellaneous.

11.1 Arbitration. Executive and DMGI agree that any unresolved dispute, controversy or claim arising out of, or relating to, this Agreement or any alleged breach hereof shall be settled exclusively by binding arbitration, provided, however, that DMGI and Executive retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Any such arbitration proceedings shall be conducted in New York, NY, in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time. The arbitrator(s) shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator(s) shall have the authority to order back pay, severance compensation, vesting of options or other restricted equity awards (or cash compensation in lieu of vesting), reimbursement of costs, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that DMGI has breached this Agreement. The arbitrator(s) shall have the authority to order reimbursement of costs and any damages actually sustained by DMGI, including legal fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon in the event the arbitrator(s) determines that Executive has breached this Agreement. A decision by the arbitrator or a majority of the members of an arbitration panel (not to exceed three (3) arbitrators) shall be final and binding, and judgment upon the determination or award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The direct expense of any arbitration proceeding shall initially be borne by DMGI, but the arbitrator(s) shall have the authority to reallocate such cost among the parties upon conclusion of the proceedings.

11.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

11.3 Remedies. DMGI and Executive acknowledge that the service to be provided by Executive is of a special, highly skilled, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive hereby consents and agrees that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Sections 3, 4, 5, 9 and 10 hereof, a restraining order and/or injunction may be issued against Executive, in addition to any other rights and remedies DMGI may have, at law or equity, including without limitation the recovery of money damages.

11.4 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

11.5 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. DMGI may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes DMGI’s obligations hereunder.

11.6 Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law or by DMGI company policy and practice.

11.7 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Executive with DMGI, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto, whether verbal or in writing. For the avoidance of doubt, this Agreement amends, restates and supersedes the Old Agreement in its entirety and the Old Agreement is hereby null and void and of no further force or effect.

11.8 Amendment. This Agreement may not be amended or modified, except by an agreement in writing executed by both parties hereto and approved by the Board of Directors of DMGI or its Compensation Committee.

11.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other party:

If to DMGI:		Digital Music Group, Inc
100 Park Avenue
Second Floor
New York, NY 10017
Attention: Chairman of the Board of Directors
Facsimile: (212) 201-9292

With a copy to:		Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
	Attention:	David M. Grimes
Antone P. Manha, Jr.
Facsimile: (212) 521-5450

If to Executive:		Greg Scholl
191 Claremont Avenue, #2
New York, NY 10027

With a copy to:		Law Offices of George Edward Regis
121 East 27th Street, #1003B
New York, NY 10001

11.10 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

11.11 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents and the word “or” is used in the inclusive sense.

11.12 Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

11.13 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, DMGI and Executive have executed this Agreement as of the date first above written.

DIGITAL MUSIC GROUP, INC.		EXECUTIVE

By:
Name:	Clayton Trier	Greg Scholl
Title:	Chairman of the Board

Schedule A

Bonus Amount: Executive is eligible to receive a bonus of up to $250,000 or 100% of Executive’s base salary for 2007 with The Orchard Enterprises, Inc. (the “Orchard”) based on the following parameters and performance criteria:

1. Gross Revenue: If the Orchard has gross revenues for 2007 of (a) $26,000,000 or more, the Executive is entitled to a bonus equal 33 1/3% of his Base Salary, (b) $22,000,000 or less, the Executive is not entitled to any bonus with respect to the Orchard’s gross revenues and (c) more than $22,000,000 but less than $26,000,000, the Executive is entitled to a pro rata portion of 33 1/3% of his Base Salary;

2. Gross Margin: If the Orchard achieves a gross margin for 2007 equal to (a) 25% or greater, the Executive is entitled to a bonus equal 33 1/3% of his Base Salary, (b) 23% or less, the Executive is not entitled to any bonus with respect to the Orchard’s gross margin and (c) greater than 23% but less than 25%, the Executive is entitled to a pro rata portion of 33 1/3% of his Base Salary; and

3. Discretionary Component: The discretionary component is to be determined solely by the Board of Directors of The Orchard Enterprises, Inc. and may be any amount up to 33 1/3% of the Executive’s Base Salary.